Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	CONTACTS:
June 23, 2008
Media:
Russ Stolle, tel: +1 281 719 6624

Investor Relations:
John Heskett, tel: +1 801 584 5768

Huntsman Sues Apollo and Two Partners for Fraud and Tortious Interference

Texas Suit Seeks Jury Trial for Actual Damages Exceeding $3 Billion

The Woodlands, TX – Huntsman Corporation (NYSE: HUN) today announced that it filed suit against Apollo and partners Leon Black and Joshua Harris in Conroe, Texas, for fraud and tortious interference in connection with inducing Huntsman to terminate its merger agreement with Basell to enter into a merger agreement with Apollo affiliate Hexion Specialty Chemicals instead.  In the petition filed earlier today, Huntsman seeks a jury trial to determine the defendants’ liability to Huntsman for actual damages exceeding $3 billion, plus exemplary damages.

Commenting on the decision to file suit against Apollo, Black and Harris, Peter Huntsman, President and CEO, stated, “It is now  clear that, to get Huntsman to terminate its contract with Basell, Apollo falsely represented to Huntsman its commitment to closing a merger with Hexion at $28 per share, when it really intended all along to then delay the process and create enough problems with the transaction to bring us back to the table at a lower price.  We intend to pursue every available legal action required to hold Apollo, Black and Harris responsible for their ruinous actions.”

Jon M. Huntsman, Founder and Chairman of Huntsman Corporation, added, “I am outraged that Apollo’s founders, Leon Black and Josh Harris, while personally and repeatedly assuring our board of directors, our senior officers, our financial advisors and me of their earnestness, instead pursued a strategy designed to cause us to terminate with Basell to accept promises they never intended to keep – all calculated to contrive a nonexistent “purchase option” we specifically refused to grant Hexion during our negotiations, awaiting the day when they would try to force us to concede a price reduction.  We will do everything in our power to hold Apollo and its founders accountable for the multi-billion dollar harm their actions have caused our company.”

Huntsman also intends to vigorously contest the false and misleading allegations made in the Delaware suit filed by Apollo and Hexion last week.

Peter Huntsman stated, “While the impression created by Apollo’s recent statements about Huntsman’s financial performance and strength almost seems designed to inflict damage to our company and its relationships with its employees, suppliers and customers, in fact Huntsman is a strong and profitable company, with ample financial resources to continue operating our business.”

He added, “We expect that our Adjusted EBITDA in the second quarter of 2008 will be in line with that achieved in the first quarter, reflecting the actions we are taking to increase our pricing to offset higher raw material and record high energy costs.  Our results in May were stronger than those achieved in April and we expect this trend to continue.”

About Huntsman:

Huntsman is a global manufacturer and marketer of differentiated chemicals.  Its operating companies manufacture products for a variety of global industries, including chemicals, plastics, automotive, aviation, textiles, footwear, paints and coatings, construction, technology, agriculture, health care, detergent, personal care, furniture, appliances and packaging. Originally known for pioneering innovations in packaging and, later, for rapid and integrated growth in petrochemicals, Huntsman today has 13,000 employees and operates from multiple locations worldwide.  The company had 2007 revenues of approximately $10 billion.  For more information, please visit the company’s website at www.huntsman.com.

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.